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[LCCI LOGO]                                                        EXHIBIT 99



FOR IMMEDIATE RELEASE                                 CONTACT:  RICHARD HOZIK
JANUARY 2, 1997                                         SENIOR VICE PRESIDENT
                                                      CHIEF FINANCIAL OFFICER
                                                       (703) 516-7666 (PHONE)
                                                         (703) 516-9499 (FAX)

                        LCC INTERNATIONAL, INC. ACQUIRES
                         EUROPEAN TECHNOLOGY PARTNER AS

$13.75 MILLION ACQUISITION WILL ENHANCE LCCI'S POSITION AS A GLOBAL LEADER IN
      PROVIDING PRODUCT AND SERVICE SOLUTIONS TO THE WIRELESS
      TELECOMMUNICATIONS INDUSTRY.

ARLINGTON, VIRGINIA -- LCC International, Inc. (NASDAQ:LCCI), today announced that it has acquired European Technology Partner AS (ETP) of Oslo, Norway, a leading-edge developer of network information and quality of service systems for mature wireless telecommunications operators.

Mr. Piyush Sodha, President and Chief Executive Officer of LCCI, said, "In recent years, land-line communication operators have developed systems for automated monitoring and optimization of their networks. Now, we believe the same trend will occur in the wireless communications industry. By combining ETP's and LCCI's highly-skilled research, development and engineering teams, we have greatly enhanced our ability to provide wireless operators around the globe with "intelligent" systems that enable their networks to self-monitor and self-optimize. This acquisition will enable LCCI to maintain its technological leadership in the industry and leverage that position in offering enhanced network monitoring systems to mature wireless operators."

Founded in 1991, ETP has 49 employees. The Company has developed a variety of hardware and software solutions for wireless telecommunications operators. ETP's quality measurement systems are among the only systems available in the world today providing automated quality monitoring and benchmarking for GSM wireless networks. ETP's software portfolio assists operators in the monitoring, analysis, maintenance and optimization of their wireless networks. For calendar year 1996, ETP's revenues were approximately $6.5 million.

"We are very excited to welcome ETP's talented technical team to LCCI," Mr. Sodha continued. "ETP has built a strong team of engineers with a successful track record in research and development, and marketing of hardware and software products for wireless operators throughout Europe and the Pacific Rim. ETP's rich product portfolio and strong European presence, with a number of prominent European customers, are highly complementary to LCCI's products and services and existing customer base."





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Through its newly-formed, wholly-owned Norwegian subsidiary, LCC International
AS, LCCI acquired the net assets of ETP for an aggregate purchase price of $13.75 million. Of this amount, $10.45 million was due at closing, $1.40 million will be placed in escrow for two years, and $1.90 million will be paid over a three-year period. The acquisition closed on December 30,1996, with the issuance of a promissory note for the amount due at closing, which will be paid within six business days of closing. LCCI anticipates that a substantial portion of the purchase price will be allocated to in-process research and development and, accordingly, the Company will record a one-time, non-recurring charge to calendar year 1996 earnings.

This press release may contain forward-looking statements or implications that are subject to risks and uncertainties. Actual results or performance could differ materially from those expressed or implied by such forward-looking statements as a result of risks and uncertainties including changes adversely impacting demand for LCCI's products and services, risks from competition, rapid technological change and those described from time to time in LCCI's reports to the U.S. Securities and Exchange Commission, including its Registration Statement on Form S-1, effective September 24, 1996, news releases and other communications.



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LCCI is one of the world's largest providers of radio frequency engineering and network design services and products to the international wireless telecommunications industry. The Company's radio frequency engineering business was founded in 1983, during the early years of the cellular industry. Since that time, LCCI has come to offer a range of complementary services and products consisting of radio frequency engineering services, program management and system deployment services, propagation modeling and network analysis software, and field test measurement and analysis equipment.





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